Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-255476 and 333-249657) on Form S-3 and in the registration statements (Nos. 333-266176, 333-258310, 333-258311, 333-225007, and 333-221819) on Form S-8 of our report dated March 29, 2023, with respect to the financial statements of Mustang Bio, Inc.

/s/ KPMG LLP

Hartford, Connecticut
March 29, 2023